Exhibit 99.1

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon strategically expanding from an Acquire, Enhance and Grow to an In-License, Develop and Bring to Market business model: In-license phase II and phase III drugs with long-term intellectual property protection; Develop, these products and submit completed clinical studies to the FDA for NDA approvals and commercialization; Bring to Market these patent-protected brands to fill unmet needs and leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griff Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

VOTE THE BRADLEY SLATE
TO PROTECT YOUR INVESTMENT

Fairfield, NJ—October 20, 2006— Bradley Pharmaceuticals, Inc. (NYSE: BDY) issued the following open letter to Bradley shareholders.

Dear Fellow Bradley Shareholders:

After two months of rhetoric, we can all now agree on two key facts in the proxy contest with Costa Brava.

1.	Our nominees are independent. By all standards of the SEC, NYSE and other regulatory groups, our nominees are independent of company management and will offer an independent voice.

2.	Our nominees are superior. You should make your vote based on this simple fact, and vote for all three Bradley nominees. There is no more important consideration in making your decision.

WILLIAM MURPHY vs. John Ross

•	William Murphy brings nearly 30 years of public accounting experience to Bradley. He has served as CEO and CFO of Computer Horizons. Mr. Murphy served also as partner in charge of the New Jersey practice for Grant Thornton. Before that, Mr. Murphy was Senior Audit Manager for Price Waterhouse.

•	John Ross has not held a marketing position at any pharmaceutical company. He also has no experience managing or directing a pharmaceutical company. His primary occupation for the past seven years has been in residential painting services.

VOTE: MURPHY

ROBERT WHITEHEAD vs. Seth Hamot

•	Mr. Whitehead offers more than 32 years of pharmaceutical industry experience both at specialty pharmaceutical and large multi-national companies. Mr. Whitehead has held CEO or COO positions at four pharmaceutical companies prior to standing as a nominee for Bradley, including Prestwick Pharmaceuticals and Dura Pharmaceuticals.

•	Seth Hamot runs a small hedge fund. He has not disclosed any information that would suggest that he has any specialty pharmaceutical experience. Mr. Hamot’s company, Costa Brava, has a poor track record of enhancing the value of target companies, little interest in the welfare of other shareholders and lacks experience applicable to Bradley or any specialty pharmaceutical company. Mr. Hamot does have one instance of board experience in his background, but that company went bankrupt shortly after he left.

VOTE: WHITEHEAD

THOMAS STAGNARO vs. Douglas Linton

•	Robert Stagnaro brings more than 36 years of pharmaceutical industry experience to Bradley in Senior Management and as a Director. Mr. Stagnaro has held CEO positions at four pharmaceutical companies prior to standing as a nominee for Bradley, and has served as a Director of InKine Pharmaceuticals.

•	Douglas Linton currently is a consultant to a few small companies in the pharmaceutical industry, some of whom might represent a conflict of interest with Bradley. His experience as a consultant and as a part-time employee at Cardinal Health, a pharmaceutical distributor, is dated. Mr. Linton has not been a full-time employee at Cardinal for nearly 10 years, a period of tremendous change at Cardinal and in the drug industry.

VOTE: STAGNARO

Costa Brava has no history to suggest they will add any value to Bradley and your investment in our Company. Their track record has spoken for itself. It is marked with examples showing they have done little for the companies they invest in beyond serving their own interests, not the interests of shareholders.

Your vote is to decide the fight between the self-serving interests of Costa Brava, and Bradley continuing its proud history of performance and building shareholder value. Your vote in this contest can help determine the success of your investment in Bradley.

Protect your investment.

Vote the WHITE card today for the experience and quality of the Bradley Board nominees.

Sincerely,
The Board of Directors of Bradley Pharmaceuticals, Inc.

Daniel Glassman
Chairman of the Board

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson, Inc. in the self-addressed, stamped envelope provided.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, stamped envelope provided.

YOU MAY ALSO CAST YOUR VOTE USING YOUR TOUCH TONE PHONE OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD. WE ENCOURAGE YOU TO VOTE BY PHONE OR INTERNET TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. PLEASE VOTE TODAY.

After voting the enclosed WHITE proxy card, do not return any proxy card sent to you by Costa Brava Partnership III L.P. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting. If you have previously voted a proxy sent to you by Costa Brava Partnership III L.P., you may revoke that proxy by executing a later dated WHITE proxy using any of the methods listed above.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

Georgeson, Inc.
17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll-Free (866) 856-2826

The Company’s Annual Meeting of Stockholders is scheduled for Thursday, October 26, 2006 at 9:00 a.m. Eastern Time, at the offices of Morrison & Foerster LLP in New York City. Bradley strongly urges stockholders to return their signed WHITE proxy card and to elect the Company’s slate of directors and reject the Costa Brava/Hamot proposals. The Company strongly urges stockholders not to return any Costa Brava proxy card that they may receive.

Additional Information

On September 29, 2006, Bradley filed with the SEC and began mailing to its stockholders a notice of annual meeting and a definitive proxy statement, together with a WHITE proxy card that can be used to elect our independent director nominees and to vote upon all the proposals expected to be presented at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF BRADLEY ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BRADLEY AND THE 2006 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by Bradley with the SEC when they become available, by contacting Bradley at Bradley Pharmaceuticals, Inc., Investor Relations, 383 Route 46 West, Fairfield, NJ 07004-2402, or by telephone at (973) 882-1505, ext. 313. Copies of the proxy materials may also be requested by contacting our proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826. In addition, documents filed with the SEC by Bradley are available free of charge at the SEC’s website at http://www.sec.gov.

Bradley, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of Bradley’s security holders in connection with its 2006 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.

Safe Harbor for Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing and repurchases of shares of common stock, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON® E Ointment when and if approved by the FDA and the products incorporating the delivery systems to be developed by Polymer Science; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of the current proxy contest), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.